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EXHIBIT 23


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 33-64611 and 333-79165 of Total-Tel USA Communications, Inc. on Forms S-8 of our report dated April 17, 2000 (April 25, 2000 as to Note 18), appearing in this Annual Report on Form 10-K of Total-Tel USA Communications, Inc. for the year ended January 31, 2000.


DELOITTE & TOUCHE LLP
New York, New York
April 25, 2000